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BAYLAKE CORP.                           EXHIBIT 21

LIST OF SUBSIDIARIES

Baylake Bank
Baylake Bank N.A.
Bank of Sturgeon Bay Building Corp.
Baylake Insurance
Baylake Investments, Inc.
Cornerstone Financial, Inc.
Kewaunee County Banc-Shares, Inc.